Exhibit 99.1

Callon Petroleum Company Announces Launch of $150 Million Placement of Additional Senior Unsecured Notes

NATCHEZ, Miss., May 19, 2017 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced, subject to market and other conditions, it intends to offer an additional $150 million aggregate principal amount of its 6.125% senior unsecured notes due 2024 (the “Additional Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The Company has previously issued $400 million aggregate principal amount of its senior unsecured notes due 2024 (the “Existing Notes”) under the Indenture, dated October 3, 2016 among the Company, the guarantor party thereto and U.S. Bank National Association, as trustee. The Additional Notes will have identical terms to the Existing Notes other than their date of issue and their initial price to the public and will be treated as a single series with the Existing Notes, but will not be fungible with the Existing Notes for trading purposes unless and until the Existing Notes and the Additional Notes are exchanged for registered notes.

The Company intends to use the net proceeds of the offering to fund certain pending acquisitions in the Delaware Basin and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act or any state securities laws and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Additional Notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Additional Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Additional Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Joe Gatto

President and Chief Financial Officer

1-800-451-1294